Filed pursuant to Rule 433. Registration Statement Nos. 333-162219 and
333-162219-01.

RBS BRIC Trendpilot(TM) Note

The RBS BRIC Trendpilot[TM] Notes (the "Notes") are unsecured and unsubordinated obligations of The Royal Bank of Scotland plc ("RBS plc") and are fully and unconditionally guaranteed by The Royal Bank of Scotland Group plc ("RBS
Group").

THE INDEX
--------------------------------------------------------------------------------
BRIC -- Emerging Market Exposure: The Notes track the RBS BRIC Trendpilot[TM]
Index which provides exposure to the Brazil, Russia, India and China emerging equity markets in positive-trending markets (as described below).

Trend--Following  Strategy:  The Index  utilizes  a  systematic  trend-following strategy to provide exposure to four BNY Mellon([R]) indices or the hypothetical notional  investment in 3-month U.S. Treasury bills as of the most recent weekly
auction  (the  "Cash  Rate"),  or  a  combination  thereof,   depending  on  the
performance  of each Benchmark  Index relative to its historical  100-day simple moving average.

Equally  Weighted  Quarterly:  At the end of each  quarter,  the  weight of each
Benchmark Index (or the corresponding  weight allocated to the Cash Rate if such
Benchmark Index is in a negative trend) within the Index is 25%; however,  these
weights  will  fluctuate  between   quarters,   as  described  under  "Quarterly
Rebalancing" below.

                               [GRAPHIC OMITTED]

[GRAPHIC OMITTED]                   [GRAPHIC OMITTED]

BRAZIL                              RUSSIA
BNY Mellon Brazil ADR Total         BNY Mellon Russia ADR Total Return Index(SM)
Return Index(SM)                    Bloomberg Symbol:
Bloomberg Symbol:                   BKRUST Index
BKBRT Index

[GRAPHIC OMITTED]                   [GRAPHIC OMITTED]

CHINA                               INDIA
BNY Mellon China ADR Total          BNY Mellon India ADR Total Return Index(SM)
Return Index(SM)                    Bloomberg Symbol:
Bloomberg Symbol:                   BKINXTR Index
BKTCNT Index

RBS BRIC TRENDPILOT(TM) INDEX METHODOLOGY
--------------------------------------------------------------------------------
For Each Benchmark Index:
If the  level of such  Benchmark  Index is at or above  its  historical  100-day simple moving average for five (5) consecutive Index business days

[GRAPHIC OMITTED]

A positive trend is established:  the Index will track such Benchmark Index with respect to that portion of the Index allocated to such Benchmark Index
--------------------------------------------------------------------------------
For Each Benchmark Index:
If the level of such  Benchmark  Index is below its  historical  100-day  simple moving average for five (5) consecutive Index business days

[GRAPHIC OMITTED]

A negative trend is established: the Index will track the Cash Rate with respect to that portion of the Index allocated to the negative-trending Benchmark Index

For each of the  Benchmark  Indices,  if  neither  of the  above  conditions  is satisfied,  the trend of such  Benchmark  Index will be the same as the trend of such Benchmark Index on the  immediately  preceding Index business day. For each
Benchmark  Index,  the Index will  implement  any trend  reversal at the open of trading  on the  second  Index  business  day  immediately  following  the Index business  day on which such  Benchmark  Index trend  switches  from  positive to negative or from negative to positive, as the case may be.
--------------------------------------------------------------------------------

RBS Note Details
--------------------------------------------------
Inception Date    TBD
---------------   ----------------------------------
Issuer            The Royal Bank of Scotland plc
---------------   ----------------------------------
Guarantor         The Royal Bank of Scotland
                  Group plc
---------------   ----------------------------------
CUSIP             78009P119
---------------   ----------------------------------
ISIN              US78009P1194
---------------   ----------------------------------
Maturity          Expected to be on or
                  about , 2041
---------------   ----------------------------------
Index             RBS BRIC Trendpilot Index
                  (USD) (Bloomberg symbol:
                  "TPBRICUT" Index), which tracks
                  each Benchmark Index that is
                  in a positive trend, if any, and
                  tracks the Cash Rate for each
                  Benchmark Index that is in a
                  negative trend, if any.
---------------   ----------------------------------
Benchmark         BNY Mellon Brazil ADR Total
Indices           Return Index(SM), BNY Mellon
                  Russia Select ADR Total Return
                  Index(SM), BNY Mellon India Select
                  ADR Total Return Index(SM) and
                  BNY Mellon China Select ADR
                  Total Return Index(SM)
---------------   ----------------------------------
Cash Rate         Yield on a hypothetical
                  notional investment in 3-month
                  U.S.Treasury bills (Bloomberg
                  page: "USB3MTA (Index)")
---------------   ----------------------------------
Annual  Investor  1.10% per annum when the Index Fee is
(accrued on       tracking one or more  Benchmark Indices.
a daily basis)    0.50% per annum  when the Index is not
                  tracking  any  Benchmark Index, and
                  instead, is tracking only the Cash Rate.
---------------   ----------------------------------
* Information  contained on our website is not incorporated by reference in, and should not be considered a part of, this document.

On any given date,  the Index may provide  exposure to one, two, three or all of the Benchmark Indices (if one, two, three or all of the Benchmark Indices are in a positive trend),  or conversely,  the Index may have exposure only to the Cash
Rate (if all  Benchmark  Indices  are in a  negative  trend),  or a  combination thereof.

Quarterly Rebalancing:  The Index was created on July 11, 2011. On that date and on the last Index  business  day of each March,  June,  September  and  December
(each, a "quarterly rebalancing date") thereafter,  the weight of each Benchmark
Index (or the corresponding  weight allocated to the Cash Rate if such Benchmark
Index is in a negative trend) within the Index is 25%.  However,  for each Index business day between quarterly  rebalancing  dates, the weight of each Benchmark
Index (or the corresponding  weight allocated to the Cash Rate if such Benchmark
Index is in a negative trend) will fluctuate based on the percentage increase or decrease in the closing level of such Benchmark Index (or the return on the Cash
Rate, as the case may be) from the prior Index business day.

TOLL FREE: 855-RBS-3877
                                                                     page 1 of 2

HOW TO BUY AND SELL
--------------------------------------------------------------------------------
Repurchase at your option
You may offer your Notes to RBS plc for  repurchase  on any  business  day on or prior to , 2041,  provided  that you  offer a minimum  of  10,000  Notes for any single repurchase and follow the procedures described in the pricing supplement.

Early  redemption at our option We may redeem all of the Notes at our discretion at any time on or prior to , 2041.

Daily Redemption Value
Upon early  repurchase  or  redemption  or at maturity,  you will receive a cash payment equal to the daily redemption value per Note. The daily redemption value on the relevant valuation date is expected to be published on an RBS website*.

Secondary Market
The Notes are not listed on any securities exchange.  Other than pursuant to the early  repurchase and redemption  rights  described  above, we will not purchase
Notes in the secondary  market.  There is currently no secondary  market for the
Notes.

SECTOR AND HOLDINGS BREAKDOWN (07/06/11)
--------------------------------------------------------------------------------

Brazil                                       Russia
 SECTOR WEIGHTING(1)      (%)                 SECTOR WEIGHTING(1)      (%)
------------------------- -----              ------------------------- -----
   Materials              28.31                 Energy                 54.96
------------------------- -----              ------------------------- -----
   Energy                 27.96                 Materials              18.77
------------------------- -----              ------------------------- -----
   Financials             20.75                 Telco Services         10.40
------------------------- -----              ------------------------- -----
   Consumer Staples       11.30                 Consumer Staples       5.22
------------------------- -----              ------------------------- -----
   Utilities              5.17                  Financials             3.86
------------------------- -----              ------------------------- -----
   Telco Services         4.47                  Utilities              2.82
------------------------- -----              ------------------------- -----
   Industrials            1.61                  Industrials            1.69
------------------------- -----              ------------------------- -----
   Consumer Discretionary 0.43                  Information Technology 0.90
------------------------- -----              ------------------------- -----
                                                Health Care            0.82
                                             ------------------------- -----
                                                Consumer Discretionary 0.55
                                             ------------------------- -----

India                                     China
 SECTOR WEIGHTING(1)      (%)              SECTOR WEIGHTING(1)      (%)
------------------------- -----           ------------------------- -----
   Financials             31.04              Information Technology 26.31
------------------------- -----           ------------------------- -----
   Information Technology 19.00              Energy                 24.62
------------------------- -----           ------------------------- -----
   Industrials            18.11              Telco Services         17.67
------------------------- -----           ------------------------- -----
   Energy                 13.21              Consumer Discretionary 11.67
------------------------- -----           ------------------------- -----
   Materials              8.03               Financials             8.13
------------------------- -----           ------------------------- -----
   Consumer Discretionary 4.00               Industrials            4.02
------------------------- -----           ------------------------- -----
   Health Care            3.41               Health Care            3.26
------------------------- -----           ------------------------- -----
   Utilities              3.01               Materials              3.03
------------------------- -----           ------------------------- -----
   Telco Services         0.18               Utilities              1.29
------------------------- -----           ------------------------- -----

TOP 10 HOLDINGS(2)               (%)       TOP 10 HOLDINGS(2)        (%)
-------------------------------- -----     ------------------------- -----
  Petroleo Brasileiro S.A. ADS A 14.33       OAO Gazprom ADS         18.77
-------------------------------- -----     ------------------------- -----
  Vale S.A. ADS CI A Pfd.        13.45       OJSC Surgutneftegaz ADS 11.03
-------------------------------- -----     ------------------------- -----
  Petroleo Brasileiro S.A. ADS   12.24       Lukoil Holdings ADS     10.77
-------------------------------- -----     ------------------------- -----
  Itau Unibanco Holding S.A.                 Uralkali GDR            4.65
  ADS                            10.62     ------------------------- -----
-------------------------------- -----       OJSC MMC Norilsk Nickel
  Vale S.A. ADS                  9.50        ADS                     4.22
-------------------------------- -----     ------------------------- -----
  Banco Bradesco S.A. ADS        8.71        OAO Novatek GDR         4.06
-------------------------------- -----     ------------------------- -----
  Companhia de Bebidas das                   Rosneft GDR             3.72
  Americas - AMBEV ADS           6.01      ------------------------- -----
-------------------------------- -----       Tatneft GDR             3.47
  BRF-Brazil Foods S.A. ADS      2.48      ------------------------- -----
-------------------------------- -----       Mobile Telesystems OJSC
  Companhia Siderurgica                      ADS                     3.32
  Nacional S.A. ADS              2.17      ------------------------- -----
-------------------------------- -----       Rostelecom OJSC ADS     3.07
  Gerdau S.A. ADS                2.12      ------------------------- -----
-------------------------------- -----

TOP 10 HOLDINGS(2)              (%)     TOP 10 HOLDINGS(2)                 (%)
------------------------------- -----   ---------------------------------- -----
  Infosys Technologies Ltd.               China Mobile Ltd. ADS            10.17
  ADS                           15.23   ---------------------------------- -----
------------------------------- -----     CNOOC Ltd. ADS                   8.15
  Larsen and Toubro Ltd. GDR    13.64   ---------------------------------- -----
------------------------------- -----     PetroChina Co. Ltd. ADS          7.75
  Reliance Industrials Ltd. GDR 13.21   ---------------------------------- -----
------------------------------- -----     China Life Insurance Co.
  ICICI Bank Ltd. ADS           11.38     Ltd. ADS                         6.87
------------------------------- -----   ---------------------------------- -----
  HDFC Bank Ltd. ADS            11.29     Baidu, Inc. ADS                  6.26
------------------------------- -----   ---------------------------------- -----
  Tata Steel Ltd. GDR Reg S     4.93      China Petroleum and Chemical
------------------------------- -----     Corp. ADS                        5.39
  Tata Motors Ltd. ADS          4.47    ---------------------------------- -----
------------------------------- -----     China Unicom
  Axis Bank Ltd. GDR            4.38      (Hong Kong) Ltd. ADS             3.79
------------------------------- -----   ---------------------------------- -----
  Mahindra and Mahindra Ltd.              China Telecom Corp. Ltd. ADS     3.72
  GDR                           4.00    ---------------------------------- -----
------------------------------- -----     Yanzhou Coal Mining Co.
  State Bank of India GDR       4.00      Ltd. ADS                         3.33
------------------------------- -----   ---------------------------------- -----
                                          Ctrip.com International Ltd. ADS 3.01
                                        ---------------------------------- -----

(1) Based on standard industry classifications (2) Source: BNY Mellon[R]

The four BNY Mellon([R]) indices that comprise the RBS BRIC Trendpilot[TM] Index are composed of depositary receipts, which are generally quoted and traded in
U.S. dollars on The New York Stock Exchange (NYSE), The NYSE Amex, NASDAQ Stock
Market (NASDAQ) or the London Stock Exchange, either in American (ADR) or global
(GDR) form. Each depositary receipt generally represents an ownership interest in shares (or fractions of a share) of an underlying stock that is quoted and traded in its local jurisdiction (specifically, Brazil, Russia, India and China)
in a foreign currency (specifically, the Brazilian real, the Russian ruble, the
Indian rupee and the Chinese renminbi, as the case may be). Depositary receipts are included in the four Benchmark Indices based, among other things, on their market capitalization and liquidity.

CERTAIN RISK  CONSIDERATIONS:  The Notes  involve risks not  associated  with an investment in conventional debt securities, including a possible loss of some or all of your  investment.  The  level of the  Index  must  increase  by an amount sufficient to offset the aggregate investor fee applicable to the Notes in order for you to  receive at least the  principal  amount of your  investment  back at maturity or upon early repurchase or redemption.  The Index may underperform any or all of the Benchmark  Indices,  and is expected to perform poorly in volatile markets.  The Notes involve risks  associated with an investment in the emerging markets,  as well as currency  exchange  risk.  There is  currently no secondary market for the Notes. The Notes do not pay interest. Any payment on the Notes is subject  to the  ability  of RBS  plc,  as the  issuer,  and RBS  Group,  as the guarantor,  to pay their respective obligations when they become due. You should carefully consider whether the Notes are suited to your particular circumstances before you decide to purchase them. We urge you to consult with your investment, legal, accounting,  tax and other advisors with respect to any investment in the
Notes.

The Notes are not  suitable for all  investors.  You should  carefully  read the
relevant  pricing  supplement  and  prospectus,   including  the  more  detailed
explanation of the risks involved in any investment in the Notes as described in the "Risk Factors" section of the pricing supplement, before investing.

IMPORTANT INFORMATION: The Royal Bank of Scotland plc (RBS plc) and The Royal
Bank of Scotland Group plc (RBS Group) have filed a registration statement
(including a prospectus) with the U.S. Securities and Exchange Commission (SEC)
for the offering of Notes to which this communication relates. Before you invest in any Notes, you should read the prospectus in that registration statement and other documents that have been filed by RBS plc and RBS Group with the SEC for more complete information about RBS plc and RBS Group, and the offering. You may get these documents for free by visiting EDGAR on the SEC's web site at
www.sec.gov. Alternatively, RBS plc, RBS Group, RBS Securities Inc. (RBSSI) or
any dealer participating in the relevant offering will arrange to send you the prospectus and the pricing supplement at no charge if you request it by calling
1-855-RBS-3877 (toll-free). RBS BRIC Trendpilot[TM] Index (USD) is the property of RBS plc.

BNY Mellon([R]), BNY Mellon Brazil ADR Index(SM), BNY Mellon Russia Select ADR
Index(SM), BNY Mellon India Select ADR Index(SM) and BNY Mellon China Select ADR
Index(SM) ("BNYM Licensor Index Marks") are service marks of The Bank of New
York Mellon Corporation or any of its subsidiaries, affiliates or group companies ("BNY Mellon") and have been licensed for use for certain purposes by
RBS plc and RBSSI. Products based on the BNYM Licensor Index Marks named above are not sponsored, endorsed, sold, recommended or promoted by BNY Mellon([R]), and BNY Mellon([R]) does not make any representation or warranty, express or implied, to the purchasers or owners of the products or any member of the public regarding the advisability of investing in financial products generally or in these products particularly, the ability of the indexes named above to track market performance or the suitability or appropriateness of the products for such purchasers, owners or such member of the public. For a further description of the license agreement between us, RBSSI and BNY Mellon([R]) (including certain disclaimers by BNY Mellon([R])), see the pricing supplement relating to the Notes that RBS plc and RBS Group filed with the SEC. RBS BRIC Trendpilot[TM]
Index is maintained and calculated by Dow Jones Indexes, the marketing name and a licensed trademark of CME Group Index Services LLC. "Dow Jones Indexes" is a
service mark of Dow Jones Trademark Holdings LLC ("Dow Jones"). The RBS BRIC
Trendpilot[TM] Notes are not sponsored, endorsed, sold or promoted by CME Indexes,
Dow Jones or their respective affiliates, and CME Indexes, Dow Jones and their respective affiliates make no representation regarding the advisability of investing in the Notes.

Copyright[C] 2011 RBS Securities Inc. All rights reserved. RBS Securities Inc., a U.S. registered broker-dealer, member of FINRA and SIPC, is an indirect wholly-owned subsidiary of  The Royal Bank of Scotland plc.

Dated July 13, 2011

TOLL FREE: 855-RBS-3877                                              page 2 of 2